Exhibit 5.1

Counselors at Law

2 Wall Street

New York, NY 10005-2072

●

Tel (212) 732-3200

Fax (212) 732-3232

May 18, 2020

World Gold Trust Services, LLC

685 Third Avenue

27th Floor

New York, New York 10017

Re:	SPDR® Gold Trust Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to World Gold Trust Services, LLC (the “Sponsor”) in its capacity as sponsor of the SPDR® Gold Trust (the “Trust”) in connection with the preparation and filing of a Registration Statement on Form S-3, including the prospectus included in Part I of the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “1933 Act”). The Registration Statement relates to the proposed registration under the 1933 Act of 65,000,000 shares representing units of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”).

We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Sponsor and other documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Sponsor. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

We express no opinion as to matters of law in jurisdictions other than the State of New York and the United States.

Except as otherwise expressly set forth in this letter, our opinions are based solely upon the law and the facts as they exist on the date hereof and we undertake no, and disclaim any, obligation to advise you of any subsequent change in law or facts or circumstances which might affect any matter or opinion set forth herein.

Based on the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares, when issued in accordance with the terms of the Trust Indenture, dated November 12, 2004, as amended on November 26, 2007, May 20, 2008, June 1, 2011, June 18, 2014, March 20, 2015, April 14, 2015, September 5, 2017 and February 6, 2020 (the “Trust Indenture”) between the Sponsor and BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, as trustee (the “Trustee”), including receipt by the Trustee of the consideration required for the issuance of Shares, will be duly authorized and validly issued; except as provided in the Trust Indenture, a purchaser of Shares has no obligation to make further payment for the purchase of its Shares or contributions to the Trust solely by reason of their ownership of Shares.

This opinion letter is furnished by us, as counsel for the Sponsor, solely for your benefit in connection with the issuance of the Shares and may not be used for any other purpose or relied upon by any other person other than you, without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement and the Prospectus.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP